EXHIBIT 99.1
IDM PHARMA SUBMITS FILING FOR EUROPEAN MARKET APPROVAL OF MEPACT™ (mifamurtide, Junovan™ in the US) IN THE TREATMENT OF OSTEOSARCOMA
Irvine, CA and Paris, France –November 7, 2006 – IDM Pharma (NASDAQ:IDMI) announced today that the company has submitted a Marketing Authorization Application (MAA) in eCTD format (electronic common technical document) to the European Medicines Agency (EMEA) for Mepact (mifamurtide for injection), requesting approval for its use in the treatment of patients with newly diagnosed resectable high-grade osteosarcoma following surgical resection in combination with post-operative multi-agent chemotherapy. This announcement follows the October 25, 2006 submission of a New Drug Application (NDA) for Junovan (mifamurtide for injection) to the Food and Drug Administration (FDA) in the United States.
“The filing for European approval of this therapy represents an important step towards the goal of making Mepact available to children and young adults suffering from osteosarcoma” said Dr. Jean-Loup Romet-Lemonne, CEO of IDM Pharma.
Dr. Ian Lewis, a leading Paediatric and Adolescent Oncologist at St. James University Hospital, Leeds in the UK, said: “Mifamurtide, when added to combination chemotherapy in this large phase III trial, provided a significant benefit on disease free survival and on overall survival of young osteosarcoma patients. If approved, this product will represent an important therapeutic advancement for patients with this disease.”
As a result of the filing and after administrative validation of the submission, the EMEA Committee for Medicinal Products for Human Use (CHMP) will evaluate the application to determine whether to recommend to the European Commission the approval of Mepact in all the member states of the European Union. Mepact was granted Orphan Drug status by the EMEA in 2004.
IDM Pharma’s European affiliate, IDM SA, was granted the status of “Pharmaceutical Establishment” by the French Health Agency (AFSSAPS) on October 18, 2006. This status allows IDM SA to submit an MAA to EMEA and, more generally, to import and sell approved pharmaceutical products in all the member states of the European Union. Combined with its prior status of “Cell Therapy Establishment”, it gives IDM SA broad freedom to operate under the European regulatory framework.
About Mepact™
Mepact (Mifamurtide — Liposomal Muramyl Tripeptide Phosphatidyl Ethanolamine, L-MTP-PE) is a fully synthetic lipophilic derivative of muramyl dipeptide. The product was originally developed by Ciba-Geigy and, after acquiring the product in 2003, IDM completed development of product manufacturing and analyzed the phase III data to support the marketing application for FDA and EMEA submission. The Children’s Oncology Group performed the phase III trial in which 678 patients with newly diagnosed non-metastatic resectable high grade osteosarcoma were treated with Mepact in combination with chemotherapy following surgery. Mepact was administered at a dose between 2mg/m2 and 2mg/m2 + 2mg twice a week for 12 weeks and then once a week for 24 weeks. With a median follow up of almost 5 years, patients receiving Mepact had a significant improvement in Disease Free Survival (DFS) (p = 0.0245) and Overall Survival (OS) (p= 0.0183). At 6 years, the probability of survival when Mepact is combined with adjuvant chemotherapy is 77% (95%CI: 72-83%) compared to 66% (95%CI: 59-73%) without Mepact, a clinically meaningful finding in a pediatric population where the longer the survival, the greater the chance that the patient is cured of cancer. Additional survival data from the COG (median 7.7 years) support the survival benefit of Mepact in the treatment of non-metastatic osteosarcoma. Mepact was generally well tolerated. The most common adverse events include chills, fever, nausea, vomiting, myalgia, headache, tachycardia (fast heart rate), hypo- and hypertension, fatigue and shortness-of-breath, generally mild to moderate in nature and consistent with the activation of monocytes and macrophages by Mepact.
IDM Pharma has entered into an agreement with Cambridge Laboratories for the commercialization of Mepact in the UK and the Republic of Ireland, and with Genesis Pharma for South East Europe.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM currently has 5 products in clinical development. The most advanced product, Mepact, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.
IDM has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
IDM Pharma Safe Harbor Statement
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the filing and potential approval of the MAA for Mepact in the EU and statements regarding the possibility that Mepact may significantly improve outcomes and survival for patients with osteosarcoma. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, the timing of the EMEA’s review of the MAA filing, the ability of the company to respond to questions raised by the EMEA in a manner satisfactory to the EMEA, the time needed to respond to any issues raised by the EMEA with regard to regulatory submissions for Mepact, the possibility that the European Commission may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by

Children’s Oncology Group as adequate for its assessment of Mepact, which may cause delays in the EMEA’s review of the MAA, may result in the EMEA’s refusal to accept the MAA filing, may result in the EMEA requiring the company to conduct additional clinical trials, or may result in a determination by the EMEA that the data does not support approval of the MAA, risks regarding FDA review of the NDA filing for Mepact that are comparable to those related to the MAA filing, whether regulatory authorities will approve Mepact within the time frame expected by the Company or at all, and whether the Company will be able to manufacture Mepact even if it is approved by regulatory authorities. Other risks affecting the company and its drug development programs include whether the company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the company will be sufficient to fund operations as planned; whether any steps taken by the company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of the company’s future access to capital; the risk that the company may not secure or maintain relationships with collaborators, and the company’s dependence on intellectual property. These factors are more fully discussed in the company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005 and other periodic reports filed with the SEC. The company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
CONTACT: IDM
Jackie Fritz, 949-470-6407
Senior Director Administration and Human Resources